UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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SUPPORT.COM, INC.
(Name of Registrant as Specified in Its Charter)

VIEX OPPORTUNITIES FUND, LP – SERIES ONE
VIEX GP, LLC
VIEX CAPITAL ADVISORS, LLC
ERIC SINGER
BLR PARTNERS LP
BLRPART, LP
BLRGP INC.
FONDREN MANAGEMENT, LP
FMLP INC.
BRADLEY L. RADOFF
RICHARD BLOOM
BRIAN J. KELLEY
JOSHUA E. SCHECHTER

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VIEX Opportunities Fund, LP – Series One, together with the other participants named herein (collectively, “VIEX”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of VIEX’s slate of five highly qualified director nominees to the Board of Directors of Support.com, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 17, 2016, VIEX issued the following press release, which includes the full text of a letter issued to the Company’s stockholders:

VIEX ISSUES LETTER TO FELLOW SUPPORT.COM STOCKHOLDERS

Believes Direct Stockholder Representation Needed on the Board IMMEDIATELY to Halt Further Destruction of Stockholder Value

Urges Stockholders to Vote GOLD Proxy Card to Elect Richard Bloom, Brian J. Kelley, Bradley L. Radoff, Joshua E. Schechter and Eric Singer

NEW YORK, NY, May 17, 2016 – VIEX Capital Advisors, LLC, together with its affiliates and the other participants in its solicitation (collectively, “VIEX” or “we”), collectively the largest stockholder of Support.com, Inc. (“Support.com” or the “Company”) (NASDAQ:SPRT), with ownership of approximately 14.9% of the Company’s outstanding shares, announced today that it has issued a letter to Support.com stockholders in connection with its campaign to elect five highly-qualified directors at the Company’s upcoming annual meeting of stockholders on June 24, 2016.

The full text of the letter follows:

May 17, 2016

Dear Fellow Support.com Stockholder:

THE PERSISTENT DESTRUCTION OF STOCKHOLDER VALUE AT SUPPORT.COM WARRANTS A COMPLETE OVERHAUL OF THE BOARD

VOTE THE GOLD PROXY CARD TODAY TO RECONSTITUTE SUPPORT.COM’S BOARD WITH DIRECTORS COMMITTED TO REPRESENTING YOUR BEST INTERESTS

VIEX Capital Advisors, LLC, together with its affiliates and the other participants in its solicitation (collectively, “VIEX” or “we”), collectively the largest stockholder of Support.com, Inc. (“Support.com” or the “Company”), with ownership of approximately 14.9% of the Company’s outstanding shares, is dedicated to maximizing value for Support.com’s stockholders, the true owners of the Company. As the Company’s largest stockholder, our interests are directly aligned with those of all Support.com stockholders - to maximize the value of the Company’s stock. Since we initiated our campaign to create value for stockholders, we have stated, both publicly and privately to Support.com’s senior management and Board of Directors (the “Board”), our concerns with the Company’s poor stock price performance, negative enterprise value and seemingly flawed business strategy.

Despite our efforts to engage constructively with management and the Board to tackle these fundamental problems, the Board and management team have been largely unresponsive and appear more focused on self-preservation than increasing their accountability to stockholders. In an effort to end the erosion of stockholder value, we are therefore seeking your support to reconstitute the Board and elect our five highly-qualified, independent nominees at the Company’s annual meeting of stockholders scheduled for June 24, 2016.

Given the significant destruction of stockholder value that has persisted over the near and long term under the leadership of the incumbent Board (which now includes three recent additions who were unilaterally appointed without stockholder input), it is evident to us that the Board must be immediately reconstituted to ensure that the interests of Support.com’s stockholders are appropriately represented in the boardroom and that the Board takes the necessary steps to help the Company’s stockholders realize the true value of their investment.

WHY CHANGE IS NEEDED:

1.	Abysmal total shareholder returns over any relevant measurable period and accumulation of substantial operating losses:
•	Support.com’s total shareholder returns have been negative over the past one, three, five and ten-year periods.
•	Support.com’s stock price declined over 52% and the Company generated approximately $28.5 million in operating losses in 2015; yet, its CEO and CFO still received substantial cash bonuses.
•	Over the past ten years, Support.com has accumulated over $166 million of operating losses.

2.	Board’s commitment to a strategy that has been rejected by the market:
•	Support.com’s stock is down approximately 67.6% since the announcement of beta testing of its next generation cloud-based software as a service (SaaS) offering Nexus.
•
Support.com generated over $10 million in operating income in the fiscal year prior to the announcement of the next generation of Nexus – the Company has generated cumulative operating losses of more than $31.5 million in the two fiscal years since.

•	Support.com management projects that the losses will continue in 2016 and 2017.

3.	Board’s defensive & reactionary approach to governance and lack of alignment with stockholders:
•	The Board has unilaterally taken the following actions that limit stockholders’ rights since VIEX sought to maximize stockholder value:
–	Adopted a poison pill effectively preventing stockholders from acquiring 15% or more of the Company’s outstanding common stock.
–	Adopted Bylaw amendments making it more difficult and costly for stockholders to nominate directors and bring business before meetings.
–	Replaced three incumbent directors without stockholder input.
•	The Board collectively owns outright less than 0.4% of the Company’s outstanding shares – a minimal vested financial interest in the Company’s stock price performance.

4.	Our nominees can restore investor confidence and unlock value for Support.com stockholders:
•	Our nominees are committed to fully and fairly exploring all strategic alternatives available to the Company.
•	Our nominees’ interests are aligned with those of all Support.com stockholders and will bring a much needed stockholder’s perspective to the Board.

The Board’s failure to engage meaningfully with us in our quest to restore value for Support.com stockholders has left us no choice but to run a proxy contest seeking control of the Board to ensure that the Company is being operated in a manner consistent with stockholders’ best interests.

Incessant Destruction of Stockholder Value at Support.com

The Company’s total shareholder returns have been negative over the past one, three, five and ten-year periods. Over each such period, Support.com has significantly trailed the NASDAQ Composite Index and the NASDAQ Computer Index.

	Support.com	NASDAQ Composite Index	NASDAQ Computer Index
YTD	-21%	-4%	-4%
1-year	-46%	-5%	-4%
3-year	-83%	42%	55%
5-year	-83%	83%	89%
10-year	-81%	143%	202%

Source: Bloomberg, calculated as of May 16, 2016. Rounded to the nearest whole percent.

In 2015 alone, Support.com’s stock price declined over 52% and the Company generated approximately $28.5 million in operating losses.1 At the same time, President and Chief Executive Officer Elizabeth Cholawsky and Chief Financial Officer Roop Lakkaraju received cash bonuses of $194,400 and $139,384, respectively, representing approximately 52.5% and 42.3% of their respective annual base salaries.2 How can the Compensation Committee, chaired by Chairman of the Board Jim Stephens, justify the payment of such cash bonuses given the Company’s abysmal performance over the same period?

In addition, over the past ten years, Support.com has accumulated over $166 million of operating losses.3 Troublingly, Support.com generated operating income in only one fiscal year (2013) during the past decade. It is evident to us that the significant destruction of stockholder value that has persisted over the near and long term under the leadership of the incumbent Board (which now includes three recent additions who were unilaterally appointed without stockholder input) warrants a complete overhaul in the boardroom. Stockholders cannot afford to standby idly as the value of their investment further deteriorates under the current leadership team.

The Board is Committed to a Strategy that has been Rejected by the Market

Since the Company’s Q1 2014 earnings call, during which Chairman Stephens (who was also Interim CEO at the time) announced the beta testing of the Company’s next generation cloud-based software as a service (SaaS) offering Nexus, the Company’s stock price has declined approximately 67.6%4, indicating that the market has rejected the Nexus strategy. Prior to the Company’s Q1 2016 earnings call, management had projected that the Company would not achieve a breakeven run-rate until the end of 20185 under its existing strategy, which we did not find particularly encouraging, especially considering Nexus had already fallen behind projections. For example, in the Company’s Q3 2015 earnings release, the Company disclosed “Nexus is on a path to meet the Company’s 2015 year-end goals of 1,300 to 1,700 seats and $1 million in annual recurring revenue.”6 The actual results for 2015 were 727 seats and $488,000 in annual recurring revenue.7 Given the Company’s failure to hit projections in the past, we question whether the Company’s revised guidance of expected profitability on a non-GAAP basis for the full year 20188 represents a sincere belief of management or a hollow promise in the midst of a proxy contest.

At the same time, Support.com’s cash balances are being depleted in furtherance of the strategy, declining from approximately $75.5 million at the end of Q1 20149 to a newly estimated $52 million to 54 million at year end 2016. 10 Even based on the Company’s revised guidance, stockholders can expect the cash-burn to continue at least until 2018. Will there be anything left? Stockholders deserve representatives who will take action now to seek to restore the value of the Company.

Chairman Stephens, who has served on the Board for nearly a decade’s worth of value destruction, is also the Chairman of the Strategy Committee and appears to be the architect of the Company’s failing Nexus strategy. We do not believe that a director who has experienced negative total shareholder returns over every relevant measurable period during his tenure should remain on the Board, let alone be the one shaping the Company’s strategic direction. Since Mr. Stephens first became Chairman of the Board on July 27, 2010, Support.com’s stock price has declined 83.4%.11 As demonstrated in the chart below, over the same time period, Support.com’s total shareholder returns have significantly trailed the NASDAQ Composite Index and the NASDAQ Computer Index.

Source: Bloomberg, calculated as of May 16, 2016.

The Board has taken Defensive Measures to Entrench Itself and Lacks Alignment with Stockholders

During the first week of October, VIEX filed its initial Schedule 13D and publicly stated an intention to engage in discussions with the Board regarding means to maximize stockholder value. Less than ten days later, the Board unilaterally adopted a poison pill generally preventing stockholders from acquiring 15% or more of the Company’s outstanding common stock (which has since been terminated and replaced with a Section 382 Tax Benefits Preservation Plan effectively preventing stockholders from acquiring 4.99% or more of the Company’s outstanding common stock without Board approval). The Board also subsequently unilaterally adopted numerous amendments to the Bylaws, including stringent advance notice provisions for valid director nominations and business proposals by stockholders – a thinly-veiled attempt to make it more difficult and costly for stockholders to bring business before meetings. We find the Board’s actions to be self-serving and an improper use of the Company’s corporate machinery to insulate itself.

In addition, we find it troubling that the Board unilaterally replaced three incumbent directors (representing half of the members of the Board) without stockholder input following our repeated efforts to upgrade the Board and maximize value for stockholders. It is evident to us that the current Board has not been interested in proactively and continually adding new talent to the Board absent stockholder intervention, and we question the ability of the incumbent Board to properly identify and select candidates who will contribute to the maximization of stockholder value given the significant value destruction that has occurred under the incumbent Board’s watch. We do note the irony of Chairman Stephens, who we believe is most responsible for the persistent value destruction at Support.com, being one of the three directors who were not replaced on the Board. We are giving stockholders the opportunity to do so now.

Further, we believe the Board’s ineffectiveness at tackling the persistent destruction of stockholder value is in large part a function of a troubling misalignment of interests between the directors and Support.com’s stockholders. Collectively, even including the recent purchase made by CEO Elizabeth Cholawsky on May 2, 2016, the members of the Board own outright less than 0.4% of the Company’s outstanding shares. Even when including all unexercised options and awards that vest within 60 days, the members of the Board collectively beneficially own just approximately 0.9% of the outstanding shares.12 We believe that the low level of stock ownership by the incumbent Board evidences a lack of alignment between their interests and the interests of the Company’s current stockholders since the Board has little “skin in the game.” VIEX, on the other hand, owns approximately 14.9% of the Company’s outstanding stock. It seems apparent to us that with so little at personal stake, the Board does not have the same commitment to stockholder value as we do.

Our Nominees are Committed to Restoring Value for Support.com’s Stockholders

Our five nominees, Richard Bloom, Brian J. Kelley, Bradley L. Radoff, Joshua E. Schechter and Eric Singer, represent a fresh start for Support.com’s stockholders and will bring a much needed stockholder’s perspective into the boardroom. Our nominees bring a blend of operating, turnaround, capital allocation and corporate governance experience and are committed to representing the best interests of the Company’s stockholders in the boardroom. Our nominees are committed to establishing a culture of accountability and will fully and fairly evaluate all opportunities to maximize stockholder value.

VIEX’s nominees are:

Richard Bloom has served as a director of NexCore Group, LLC (formerly NexCore Healthcare Capital Corporation), a healthcare real estate developer and property manager, since December 2010. He has also served as a director of GlideRite Corporation, an equipment repair and maintenance service provider to large national retailers, since June 2009. Additionally, he served as Executive Chairman of Arcata LLC (formerly MyPrint Corp), a marketing execution services company, from 2009 through October 2011. He served as President and Chief Operating Officer of Renaissance Acquisition Corporation, a publicly traded special purpose acquisition company, from the date of their initial public offering in 2007 until 2009. Mr. Bloom served as the Chief Executive Officer of Caswell Massey (“Caswell Massey”), a personal care consumer product company, from 2006 to 2007, and as a director and Vice Chairman of Caswell Massey from 2003 to 2007. From 1999 to 2006, Mr. Bloom served in various positions at Marietta Corporation (“Marietta Corporation”), a maker and marketer of personal care and household products, most recently as its Chief Executive Officer and President. Mr. Bloom also served as a director of Marietta Holding Corporation, the successor entity to Marietta Corporation, from 2004 to 2007, and as a director and President of BFMA Holding Corporation, which owned and operated Marietta Corporation, from 1996 to 2004. Mr. Bloom also served as a director of AmeriQual Group, LLC, the largest producer and supplier of meals ready-to-eat to the United States military, from 2005 to 2007.

Brian J. Kelley has served as the Chief Executive Officer of Four Winds Advisors LLC, where he advises technology focused clients on restructuring, turnaround and business development, since October 2012. Mr. Kelley previously served as the Chief Executive Officer and a director of Alteva, Inc. (“Alteva”), a premier provider of cloud-based, VoIP and hosted Unified Communications-as-a-Service (UCaaS) services until the completion of its sale to Momentum Telecom in December 2015. Mr. Kelley initially joined Alteva as a director in November 2013 and was named Chief Executive Officer in June 2014 to lead a turnaround of the company. From October 2013 until April 2014, Mr. Kelley served as the Chief Executive Officer and a director of snom Technology, Inc., a leading global provider in designing, manufacturing and marketing VoIP communications equipment. From April 2008 to July 2012, Mr. Kelley served as a director of Tii Network Technologies, Inc. (“Tii”), a leader in designing, manufacturing and marketing network products for the communications industry, where he also served as its Chairman beginning in 2010. In October 2011, Mr. Kelley was also named Tii’s President and Chief Executive Officer to lead a turnaround and eventual sale of the company, which was completed in July 2012. Mr. Kelley’s professional experience also includes serving as the President of TAMCO Technology Corp., a financial solutions-focused business management and development company concentrated on communications technology asset management, from 2007 to 2010; President, Chief Executive Officer and a director of Cognitronics Corporation, a formerly publicly-traded provider of central-office communications technology hardware and software solutions, from 1994 to 2006; and various senior management positions with TIE/Communications, Inc., a formerly publicly-traded diversified telecommunications services company, from 1981 to 1994.

Bradley L. Radoff has served as Principal of Fondren Management LP, a private investment management company, since January 2005. Mr. Radoff served as a Portfolio Manager at Third Point LLC, a registered investment advisory firm, from July 2006 to February 2009. He has also served as Managing Director of Lonestar Capital Management LLC, a registered investment advisory firm, from April 2003 to December 2004. Previously, Mr. Radoff served as a director of Citadel Investment Group LLC, a global financial institution, from July 2000 to March 2003. He began his career working as an analyst at Third Point Management LLC, from August 1997 to June 2000, and at Yellowstone Capital LLC, from August 1995 to July 1997. In addition, Mr. Radoff co-founded Snap Kitchen LLC in 2009 and has served as a director there since August 2013. Mr. Radoff has also served as a director of Pogo Producing Company from March 2007 to November 2007 prior to its sale to Plains Exploration.

Joshua E. Schechter is a private investor. Mr. Schechter has also served as a director of Viad Corp, an S&P SmallCap 600 international experiential services company, since April 2015. He previously served as a director of Aderans Co., Ltd. (“Aderans”), a multi-national company engaged in hair-related business, and as the Executive Chairman of Aderans America Holdings, Inc., Aderans’ holding company in the United States, from August 2008 to May 2015. From 2001 to June 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to June 2013, Mr. Schechter served as co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter previously served on the Board of Directors of The Pantry, Inc., a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from March 2014 until the completion of its sale in March 2015; WHX Corporation (n/k/a Handy & Harman Ltd.), a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves, from 2005 until 2008; and Puroflow, Inc. (n/k/a Argan, Inc.), a provider of a full range of power industry and telecommunications infrastructure services, from 2001 until 2003.

Eric Singer has served as the managing member of each of VIEX GP and VIEX Capital since May 2014. From March 2012 until September 2014, Mr. Singer served as co-managing member of Potomac Capital Management III, L.L.C., the general partner of Potomac Capital Partners III, L.P. (“PCP III”), and Potomac Capital Management II, L.L.C., the general partner of Potomac Capital Partners II, L.P. (“PCP II”) and served as an advisor to Potomac Capital Management, L.L.C. and its related entities from May 2009 until September 2014. The principal business of PCP III and PCP II is investing in securities. From July 2007 to April 2009, Mr. Singer was a senior investment analyst at Riley Investment Management. He managed private portfolios for Alpine Resources, LLC from January 2003 to July 2007. Mr. Singer currently serves on the board of directors of Numerex Corp., a provider of managed machine-to-machine (M2M) enterprise solutions enabling the Internet of Things (IoT), since March 2016, TigerLogic Corporation, a global provider in engagement solutions, including Postano social media aggregation, display and fan engagement platform and Omnis mobile development platform, since January 2015, and IEC Electronics Corp., a provider of electronic manufacturing services to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors, since February 2015. Mr. Singer previously served as a director of Meru Networks, Inc., a Wi-Fi network solutions company, from January 2014 until January 2015, PLX Technology, Inc., a semiconductor company, from December 2013 until its sale in August 2014, Sigma Designs, Inc., a semiconductor company, from August 2012 until December 2013, including as its Chairman of the Board from January 2013 until December 2013, and Zilog Corporation, a semiconductor company, from August 2008 until its sale in February 2010.

It is up to us, Support.com’s stockholders, to take control of our Company and choose the best individuals to represent OUR interests. Protect the value of your investment and vote for change on the GOLD proxy card at the Annual Meeting on June 24, 2016.

VOTE FOR CHANGE AND PROTECT YOUR INVESTMENT

PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

Best Regards,

/s/ Eric Singer

Eric Singer
VIEX Capital Advisors, LLC

If you have any questions, or require assistance with your vote, please contact our proxy solicitor:

MORROW & CO., LLC Call Toll Free: (800) 662-5200 Call Direct: (203) 658-9400 Email: VIEX@morrowco.com

Investor Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

____________________
1 Source: Bloomberg.
2 Based on information contained in the Company’s Revised Definitive Proxy Statement filed on May 12, 2016.
3 Source: Bloomberg. Calculated from beginning of fiscal 2006 through fiscal 2015.
4 Calculated from April 30, 2014 to May 16, 2016.
5 Company Q4 2015 Earnings Call on February 17, 2016.
6 Company Press Release issued October 28, 2015.
7 Company Q4 2015 Earnings Call on February 17, 2016.
8 Company Q1 2016 Earnings Call on April 27, 2016.
9 Company 10-Q filed May 8, 2014.
10 Company Q1 2016 Earnings Call on April 27, 2016.
11 Calculated from July 27, 2010 to May 16, 2016.
12 Based on information contained in the Company’s Revised Definitive Proxy Statement filed on May 12, 2016.